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Exhibit 23.2


                                December 18, 2003

Mr. Virgil Williams
President
Virtual gaming Enterprises, Inc.
2580 Sea Scape Glen
Escondido, California 92026

                            RE:  Virtual Gaming Enterprises, Inc.
                                 Common Shares for prospective issuance
                                 For 2003 Stock Awards Plan

Dear Mr. Williams:

         I have been asked to act as counsel to Virtual Gaming Enterprises, Inc. ("Virtual Gaming Enterprises, Inc.") only in connection with the registration with the Securities and Exchange Commission on Form S-8 of 250,000,000 shares of Virtual Gaming Enterprises, Inc. common stock that may be issued in connection with the 2003 Stock Awards Plan (the "Stock Awards"). I have not acted as counsel to Virtual Gaming Enterprises, Inc. on any other matters. In connection with that registration, I have reviewed your Board of Directors' minutes relating to the proposed issuance of the common stock, the Virtual Gaming Enterprises, Inc. Articles of Incorporation and amendments thereto, the Virtual Gaming Enterprises, Inc. Bylaws and amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

         Based upon that review, it is my opinion that the common shares when issued in conformance with the terms and conditions of the Stock Awards, will be issued in substantial compliance with Nevada law.

         I express no opinion as to the application of other state or federal securities laws or other laws regarding the issuance and sale of these common shares. I am not licensed to practice law in the State of Nevada.

         I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in the registration statement, but I do not consent to any other use of this letter without my prior written consent.

                                           Very truly yours,



                                           By:    /s/ Harold Gregg
                                              --------------------------------
                                                      Harold Gregg